Exhibit 5.1

Stephen E. Brilz Qwest 1801 California Street Denver, Colorado 80202

November 1, 2006

Board of Directors
Qwest Communications International Inc.
1801 California Street
Denver, CO 80202

Ladies and Gentlemen:

At the request of Qwest Communications International Inc., a Delaware corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the registration of 100,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Company’s Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, I have examined the Registration Statement, the Plan, the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, and those other documents as I deem necessary as a basis for this opinion.  In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, I am of the opinion that the Shares, when sold and issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Stephen E. Brilz

Stephen E. Brilz
Vice President and Deputy General Counsel